Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

RESTATED CERTIFICATE OF INCORPORATION

OF

Karyopharm Therapeutics Inc.

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware (the “DGCL”))

Karyopharm Therapeutics Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the DGCL, does hereby certify as follows:

FIRST: A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the DGCL setting forth a proposed amendment to the Restated Certificate of Incorporation, as amended (the “Restated Certificate of Incorporation”), of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly adopted and approved said proposed amendment in accordance with Section 242 of the DGCL. The resolution setting forth the amendment is as follows:

RESOLVED:	That the first sentence of Article FOURTH of the Restated Certificate of Incorporation of the Corporation be and hereby is deleted in its entirety and the following is inserted in lieu thereof:

“FOURTH: Effective upon the effective time of this Certificate of Amendment to the Restated Certificate of Incorporation (the “Certificate of Amendment”) (the “Effective Time”), a one-for-fifteen reverse stock split of the Common Stock shall become effective, pursuant to which each fifteen (the “Reverse Stock Split Number”) shares of Common Stock issued and outstanding and held of record by each stockholder of the Corporation or issued and held by the Corporation in treasury immediately prior to the Effective Time shall be reclassified and combined into one (1) validly issued, fully paid and nonassessable share of Common Stock automatically and without any action by the holder thereof and shall represent one share of Common Stock from and after the Effective Time (such reclassification and combination of shares, the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain at $0.0001 par value per share. No fractional shares of Common Stock shall be issued as a result of or in connection with the Reverse Stock Split. Stockholders of record who otherwise would be entitled to receive a fractional share of Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive a cash payment (without interest) in lieu of such fractional share equal to the fraction of a share of Common Stock to which such holder would otherwise be entitled multiplied by (i) the closing price per share of the Common Stock on the Nasdaq Global Select Market at the close of business on the trading day preceding the date of the Effective Time multiplied by (ii) the Reverse Stock Split Number.

Each stock certificate or book entry position that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate or book entry position have been reclassified as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time; provided, however, that each stockholder of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new book entry position evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.

The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 58,333,333 shares, consisting of (i) 53,333,333 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and (ii) 5,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).”

SECOND: This Certificate of Amendment shall be effective at 5:00 p.m., Eastern Time, on February 25, 2025.

***

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 24th day of February, 2025.

KARYOPHARM THERAPEUTICS Inc.

By:	/s/ Richard Paulson
Richard Paulson
President and Chief Executive Officer